NOWAUTO GROUP, INC. ANNOUNCES
FISCAL THIRD QUARTER 2010 RESULTS.

Net Investment Increased 24% in last Nine Months

Phoenix, Ariz., May 17, 2010. NowAuto Group, Inc. (NAUG:BB and NWAU.PK) today announced results for its fiscal 2010 third quarter ended March 31, 2010. The Company reported revenue of $1.26 million and a net loss of $0.04 per diluted share versus revenue of approximately $1.34 million and a net loss of $0.05 per diluted share in the prior year. During the quarter ended March 31, 2010 gross margin improved to 62.1% due sale of higher margin vehicles and increased interest income.

General economic conditions had an increased impact on auto purchasing during the March quarter. While Charge-offs and defaults increased over the prior quarter, year-to-date is still less than the prior year as a result of increased credit criteria, improved contract management and system upgrades. The Company began implementing a new financing program during the quarter that is expected to result in even stronger contracts, however it will take some time before the impact is realized. Net investment increased 24% over the past nine months

“The present condition of the sub-prime and below sub-prime auto market has continued to impact our industry and our company” said CEO Scott Miller. “Our challenge has been, and will continue to be on, collections. Our challenge in the current environment is to aggressively work with our customers to maintain active contracts. We expect a difficult environment for the foreseeable future. Our commitment to customers and shareholders alike remains; NowAuto will do whatever it can to maintain productive contracts without placing imprudent demands on our customers” Miller said.

“We continue to seek new ways to meet these challenging times,” said Chief Financial Officer Faith Forbis. “Progress has been made in many areas as we strive for a better performance,” said Forbis.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates three buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-Qs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
(602) 431-0015
ir@nowauto.com

Source: NowAuto Group, Inc.